UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K



                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934





       Date of Report (Date of Earliest Event Reported): October 22, 2003





                      BRITTON & KOONTZ CAPITAL CORPORATION
             (Exact Name of Registrant as Specified in its Charter)






        Mississippi                    0-22606                    64-0665423
(State or Other Jurisdiction    (Commission File Number)        (IRS Employer
     of Incorporation)                                       Identification No.)





                   500 Main Street, Natchez, Mississippi 39120
                    (Address of Principal Executive Offices)





       Registrant's Telephone Number, Including Area Code: (601) 445-5576

Item 5.  Other Events and Required FD Disclosure.

         On October 22, 2003, Britton & Koontz Capital Corporation (the "Company") issued a press release that announced the earnings for the Company for the third quarter 2003. This press release is attached as Exhibit 99.1 and is incorporated herein by reference.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (c) Exhibits.

                  99.1    Press Release dated October 22, 2003


Item 9. Regulation FD Disclosure.(Information in this Item 9 is being furnished pursuant to Item 12)

         The following information is being furnished under "Item 12. Disclosure of Results of Operations and Financial Condition" pursuant to interim guidance issued by the Securities and Exchange Commission on March 27, 2003 in Release No. 33-8216:

On October 22, 2003, the Company issued a press release that announced the earnings for the Company for the third quarter 2003. This press release is attached as Exhibit 99.1 and is incorporated herein by reference.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.


                                            BRITTON & KOONTZ CAPITAL CORPORATION




October 22, 2003                           /s/ W. Page Ogden
                                          -------------------------------------

                                           W. Page Ogden
                                           Chairman and Chief Executive Officer

                                 Exhibits Index


Exhibit
Number          Item

99.1            Press Release dated October 22, 2003

                                  EXHIBIT 99.1

Britton & Koontz Capital Corporation

500 Main Street                     601-445-5576
P. O. Box 1407                      601-445-2481  Fax
Natchez, MS  39121                  corporate@bkbank.com

FOR IMMEDIATE RELEASE:              FOR MORE INFORMATION:
---------------------               ---------------------
October 22, 2003                    W. Page Ogden, Chairman & CEO
(Nasdaq - BKBK)                     Bazile R. Lanneau, Jr., Vice President & CFO


          BRITTON & KOONTZ CAPITAL REPORTS 2003 THIRD QUARTER EARNINGS

         Natchez, Mississippi - Britton & Koontz Capital Corporation ("B&K Capital" or "the Company") today reported third quarter net income of $587 thousand or $.28 per diluted share. This net income and earnings per share performance represents a decrease from the $629 thousand or $.30 per diluted share earned for the third quarter of 2002.

         The decrease in quarterly income is primarily due to a planned $219 thousand increase in employee salaries and a one-time charge of $116 thousand associated with changes in the Company's medical plan. The increase in non-interest expense was partially offset by increased revenues from mortgage loan originations ($122 thousand) and investment sales ($56 thousand). Net interest income increased by $70 thousand while the net interest margin declined from 4.63% to 4.02% due to the lower interest rate environment and accelerated cash flows on investments and loans.

         For the nine-month period ending September 30, 2003, net income and diluted earnings per share increased to $2.1 million or $.96 per share compared to $1.5 million or $.73 per share for the nine-month period ending September 30, 2002. Net interest income increased by $557 thousand due primarily to a $360 thousand increase in mortgage origination revenue. Non-interest income increased by $639 thousand due primarily to $319 thousand in gains on the sale of new mortgage loans and increases in revenues on investment sales and from deposit accounts. Non-interest expense increased by $468 thousand due primarily to a $817 thousand increase in employee salaries and benefits. Non-interest expense for the nine-month period in 2002 included a $539 thousand charge-off of debt and receivables associated with the Company's investment in Sumx Inc. Net interest margin decreased to 4.20% from 4.54% due to lower interest rates and accelerated cash flows on investments and loans.

         Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz First National Bank, which maintains six offices in Natchez, Vicksburg and Madison, Mississippi and three offices in Baton Rouge, Louisiana. As of September 30, 2003, the Company reported assets of $353 million and equity of $30 million. The Company's stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company. Total shares outstanding at September 30, 2003, were 2,113,087.

Forward Looking Statements

         This news release contains statements regarding the projected performance of Britton & Koontz Capital and its subsidiaries. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.



                                           Britton and Koontz Capital Corporation
                                                    Financial Highlights
                                   (Unaudited-Amounts in thousands, except per share data)


                                                          For the Three Months                    For the Nine Months
                                                           Ended September 30,                    Ended September 30,
                                                   ------------------------------------   ------------------------------------

                                                            2003               2002                2003               2002
                                                   ------------------------------------   ------------------------------------

Interest income                                             $ 4,801            $ 4,966            $ 14,733           $ 15,043
Interest expense                                             (1,524)            (1,759)             (4,676)            (5,542)
                                                   -----------------  -----------------   -----------------  -----------------
Net interest income                                           3,277              3,207              10,057              9,501
Provision for loan losses                                       (60)               (77)               (330)              (405)
                                                   -----------------  -----------------   -----------------  -----------------
Net interest income after
 provision for loan losses                                    3,217              3,130               9,727              9,096
Non-interest income                                             725                509               2,054              1,415
Non-interest expense                                         (3,179)            (2,743)             (8,886)            (8,418)
                                                   -----------------  -----------------   -----------------  -----------------
Income before income taxes                                      763                896               2,895              2,093
Income taxes                                                   (176)              (267)               (854)              (547)
                                                   -----------------  -----------------   -----------------  -----------------
Net income                                                    $ 587              $ 629             $ 2,041            $ 1,546
                                                   =================  =================   =================  =================

Return on Average Assets                                      0.68%              0.85%               0.80%              0.69%
Return on Average Equity                                      8.01%              8.48%               9.03%              7.06%

Diluted:
Net income per share                                         $ 0.28             $ 0.30              $ 0.96             $ 0.73
                                                   =================  =================   =================  =================
Weighted average shares outstanding                       2,116,673          2,111,986           2,115,390          2,112,122
                                                   =================  =================   =================  =================






                                                    September 30,       December 31,       September 30,
                                                         2003               2002                2002
                                                   -----------------  -----------------   -----------------


Total assets                                              $ 352,889          $ 308,879           $ 300,270
Cash and due from banks                                       8,539             11,477               8,935
Federal funds sold                                                -              3,560               2,925
Investment securities                                       126,831             97,059              92,714
Loans, net of unearned interest                             205,395            184,791             182,508
Deposits-interest bearing                                   199,609            199,168             190,751
Deposits-non interest bearing                                35,021             33,844              32,440
Total Deposits                                              234,630            233,012             223,191
Short term borrowed funds                                    36,083             13,142              13,060
Long-term debt                                               43,891             30,315              30,781
Stockholders' equity                                         30,101             29,329              30,288
Book value (per share)                                      $ 14.24            $ 13.88             $ 14.36
Total shares outstanding                                  2,113,087          2,113,087           2,109,055


